Plumas Bancorp Posts 5th Consecutive Quarterly Profit

QUINCY, CA -- (Marketwire - April 28, 2011) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced first quarter 2011 earnings of $223 thousand, an increase of $89 thousand from $134 thousand during the first quarter of 2010.

Financial Highlights

Three months ended March 31, 2011 compared to March 31, 2010

--  Net income of $223 thousand compared to net income of $134 thousand
--  Non-interest income increased by $240 thousand
--  Non-interest expense decreased by $462 thousand
--  Net loan charge-offs decreased by $2.5 million to $265 thousand
--  Total Risk-Based Capital ratio increased from 12.4% to 14.4%
--  Leverage Capital ratio increased from 8.1% to 9.2%

"The Board of Directors, executive team and I are pleased to report positive earnings for five consecutive quarters," said Andrew J. Ryback, interim president and chief executive officer. "Higher earnings for the quarter were driven primarily by increased gains on sale of government guaranteed loans. These loans were generated by our award winning Small Business Administration lending unit. Our SBA unit continues to grow and for the period from October 2010 through March 2011 we were the fourth largest SBA lender in the Sacramento District in terms of number of loans originated. A $400 thousand reduction in the valuation allowance for losses on OREO also contributed to our higher earnings. Additionally, we are pleased to report a significant reduction in loan charge-offs as the real estate markets in our service areas continue to show signs of stabilization.

"Plumas Bank increased its regulatory capital ratios and strengthened its allowance for loan losses. During the comparison quarters we increased our leverage capital ratio by 110 basis points to 9.2% and increased our allowance for loan losses to total loans by 35 basis points to 2.88%," stated Ryback.

"Our ability to adapt to ever-changing market conditions, our sustained capacity of adhering to increasing regulatory demands, and the tremendous efforts of our entire team have enabled our organization to continue to generate positive results despite the many economic headwinds still plaguing our local and state economies," he remarked. "While we recognize there is still much work to do, we're off to a good start in 2011 and look forward to carrying that momentum throughout the year. We remain dedicated and committed to our goals which include continuing to strengthen the profitability and financial position of Plumas Bank," concluded Ryback.

Asset Quality

Nonperforming loans at March 31, 2011 were $24.5 million, an increase of $6.3 million over the $18.2 million balance at March 31, 2010. Nonperforming loans as a percentage of total loans increased to 8.05% at March 31, 2011 up from 5.57% at March 31, 2010. The increase in nonperforming loans mostly relates to two large relationships totaling $7.2 million. These loans were measured for impairment and it was determined that a $0.4 million allowance for impairment was required at March 31, 2011.

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned and repossessed vehicle holdings) at March 31, 2011 were $33.6 million, an increase of $4.5 million over the $29.1 million balance at March 31, 2010.

Repossessed vehicles and OREO (other real estate owned) are carried at the lesser of cost or fair market value, less selling costs. OREO holdings represented thirty-one properties totaling $9.1 million at March 31, 2011 and thirty-four properties totaling $10.9 million at March 31, 2010. Nonperforming assets as a percentage of total assets increased to 7.15% at March 31, 2011 up from 5.72% at March 31, 2010.

The Company recorded a $1.7 million provision for loan losses for the three months ended March 31, 2011 compared to the $1.5 million in provision for loan losses for the three months ended March 31, 2010. Of the $1.7 million provision for the first quarter of 2011, $1.3 million relates to an increase in specific reserves on impaired loans from $1.9 million at December 31, 2010 to $3.2 million at March 31, 2011.

Net charge-offs totaled $265 thousand during the three months ended March 31, 2011 and $2.8 million during the same period in 2010. Annualized net charge-offs as a percentage of average loans decreased from 3.47% during the quarter ended March 31, 2010 to 0.35% during the current period. The allowance for loan losses totaled $8.8 million at March 31, 2011 and $8.3 million at March 31, 2010. The allowance for loan losses at March 31, 2011 consisted of $3.2 million in specific reserves related to impaired loans and $5.6 million in general reserves. This compares to $3.0 million in specific reserves related to impaired loans and $5.3 million in general reserves at March 31, 2010. As a percentage of unimpaired loans general reserves were 2.02% at March 31, 2011 and 1.71% at March 31, 2010. Overall, the allowance for loan losses as a percentage of total loans increased from 2.53% at March 31, 2010 to 2.88% at March 31, 2011.

Cash, Borrowings, Loans and Deposits

On-balance sheet liquidity remains at historically high levels and has strengthened from March 31, 2010 as we repaid $20 million in Federal Home Loan Bank (FHLB) borrowings while decreasing cash and investment securities by only $10.3 million. Cash and due from banks decreased by $9.2 million from $68.9 million at March 31, 2010 to $59.7 million at March 31, 2011, while investment securities decreased by $1.1 million to $64.4 million at March 31, 2011.

Net loans decreased by $22 million, or 7.1% from $318 million at March 31, 2010 to $296 million at March 31, 2011. The decline in loan balances reflects the difficult economic environment in recent years and the Company's efforts to reduce its exposure in certain loan categories such as construction and land development loans. Deposits decreased by $17 million from $432 million at March 31, 2010 to $415 million at March 31, 2011. The decline in deposits was mostly related to maturities from a higher rate promotional time deposit product we began offering in June, 2009 and continued to offer until April 30, 2010. The remaining promotional time deposits, which total $38 million at March 31, 2011, will continue to mature into the third quarter of 2011.

Shareholders' Equity

Total shareholders' equity increased by $617 thousand from $38.0 million at March 31, 2010 to $38.6 million at March 31, 2011.

Book value per common share increased to $5.63 at March 31, 2011 from $5.51 at March 31, 2010. Plumas Bancorp's total risk-based capital ratio increased from 12.4% at March 31, 2010 to 14.4% at March 31, 2011 and its leverage capital ratio increased from 8.1% at March 31, 2010 to 9.2% at March 31, 2011 due mostly to a decline in average quarterly assets. Plumas Bank's leverage capital ratio was 9.2% at March 31, 2011 and its total risk-based capital ratio was 14.3% at this same date.

Net Interest Income and Net Interest Margin

Net interest income was $4.2 million for the three months ended March 31, 2011, a decrease of $276 thousand, or 6%, from $4.5 million for the same period in 2010. The decrease in net interest income can primarily be attributed to a $622 thousand decrease in interest income related to a decline in average balance and yield on loans and investment securities. Interest expense decreased by $346 thousand mostly related to a decline in rates paid on deposit accounts. Net interest margin for the three months ended March 31, 2011 decreased 31 basis points, or 7%, to 3.99%, down from 4.30% for the same period in 2010.

Non-Interest Income and Expense

During the three months ended March 31, 2011 non-interest income increased by $240 thousand to $2.0 million, from $1.8 million during the quarter ended March 31, 2010. The largest component of this increase was $722 thousand in gains on the sale of government guaranteed loans. During the first quarter of 2010 loans sold were subject to a 90-day premium recourse period and therefore no gains were recorded. During 2011, the SBA modified its requirement related to the recourse provisions on the sale of SBA loans and, as a result, no longer requires the 90-day premium recourse requirement. This resulted in recognizing gains for loans sold during the fourth quarter of 2010 as well as loans sold in the current quarter during the three months ended March 31, 2011. Partially offsetting the increase in gain on sale of loans was a reduction of $405 thousand in gain on sale of investment securities from $570 thousand during the 2010 quarter to $165 thousand during the current quarter.

Non-interest expense decreased by $462 thousand, or 9.8%, to $4.2 million at March 31, 2011, down from $4.7 million for the comparable period in 2010. This decrease in non-interest expense was primarily the result of savings in salaries and employee benefits, a $400 thousand reduction in the valuation allowance for losses on OREO and a reduction in OREO carrying costs. These items were partially offset by increases in other expense categories the most significant of which were occupancy and equipment costs and professional fees.

Salaries and employee benefits decreased by $178 thousand primarily related to declines in salary expense and 401k matching contributions. Salary expense, excluding commissions, declined by $297 thousand related to a reduction in staffing in all areas with the exception of government guaranteed lending and problem assets. While the Company has reduced personnel in most functional areas, we have increased staffing in our problem asset department to effectively manage our increased level of nonperforming assets. Additionally, we have increased staffing in our government guaranteed lending department as we see continued opportunities for loan growth in this area. Commission expense, which relates to government guaranteed lending personnel and is included in salary expense, increased by $231 thousand resulting from the increase in government guaranteed loan sales. During the second quarter of 2010 we discontinued the practice of matching contributions to our 401k plan which resulted in cost savings of $41 thousand as compared to the 2010 quarter. The reduction in our OREO valuation allowance relates to increased values on several of our OREO properties based on recent appraisals.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                              PLUMAS BANCORP
                   CONDENSED CONSOLIDATED BALANCE SHEET
                              (In thousands)
                                (Unaudited)

                                      As of March 31,
                                    -------------------
                                                         Dollar  Percentage
                                      2011      2010     Change    Change
                                    --------- --------- --------  --------
  ASSETS
Cash and due from banks             $  59,720 $  68,911 $ (9,191)    -13.3%
Investment securities                  64,355    65,513   (1,158)     -1.8%
Loans, net of allowance for loan
 losses                               295,902   318,361  (22,459)     -7.1%
Premises and equipment, net            14,183    15,257   (1,074)     -7.0%
Bank owned life insurance              10,555    10,197      358       3.5%
Real estate and vehicles acquired
 through foreclosure                    9,095    10,976   (1,881)    -17.1%
Accrued interest receivable and
 other assets                          15,893    20,429   (4,536)    -22.2%
                                    --------- --------- --------
   Total assets                     $ 469,703 $ 509,644 $(39,941)     -7.8%
                                    ========= ========= ========

  LIABILITIES AND
   SHAREHOLDERS' EQUITY
Deposits                            $ 414,925 $ 431,991 $(17,066)     -4.0%
Long-term borrowings                        -    20,000  (20,000)   -100.0%
Accrued interest payable and other
 liabilities                            5,897     9,389   (3,492)    -37.2%
Junior subordinated deferrable
 interest debentures                   10,310    10,310        -         -
                                    --------- --------- --------
   Total liabilities                  431,132   471,690  (40,558)     -8.6%
Shareholders' equity                   38,571    37,954      617       1.6%
                                    --------- --------- --------
   Total liabilities and
    shareholders' equity            $ 469,703 $ 509,644 $(39,941)     -7.8%
                                    ========= ========= ========

                              PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                                (Unaudited)

 FOR THE THREE MONTHS ENDED                             Dollar  Percentage
  MARCH 31,                       2011       2010       Change    Change
                                ---------  ---------  ---------  ---------

Interest income                 $   4,766  $   5,388  $    (622)     -11.5%
Interest expense                      586        932       (346)     -37.1%
                                ---------  ---------  ---------
   Net interest income before
    provision for loan losses       4,180      4,456       (276)      -6.2%
Provision for loan losses           1,700      1,500        200       13.3%
                                ---------  ---------  ---------
   Net interest income after
    provision for loan losses       2,480      2,956       (476)     -16.1%
Non-interest income                 2,027      1,787        240       13.4%
Non-interest expenses               4,248      4,710       (462)      -9.8%
                                ---------  ---------  ---------
   Income before  income taxes        259         33        226      684.8%
Provision (benefit) for income
 taxes                                 36       (101)       137      135.6%
                                ---------  ---------  ---------
   Net income                   $     223  $     134  $      89       66.4%
   Dividends on preferred shares     (171)      (171)         -        0.0%
                                ---------  ---------  ---------
   Net income (loss) available to
    common shareholders         $      52  $     (37) $      89      240.5%
                                =========  =========  =========

Basic income (loss) per share   $    0.01  $   (0.01) $    0.02      200.0%
                                =========  =========  =========
Diluted income (loss) per share $    0.01  $   (0.01) $    0.02      200.0%
                                =========  =========  =========

                              PLUMAS BANCORP
                      SELECTED FINANCIAL INFORMATION
                  (In thousands, except per share data)
                                (Unaudited)

                                                          March 31,
                                                    ---------------------
                                                       2011        2010
                                                    ----------  ---------
QUARTERLY AVERAGE BALANCES
Assets                                              $  480,694  $ 511,008
Earning assets                                      $  425,106  $ 420,238
Loans                                               $  309,402  $ 327,796
Deposits                                            $  423,039  $ 431,328
Common Equity                                       $   26,708  $  27,263
Total Equity                                        $   38,399  $  38,867

CREDIT QUALITY DATA
Allowance for loan losses                           $    8,759  $   8,266
Allowance for loan losses as a percentage of total
 loans                                                    2.88%      2.53%
Nonperforming loans                                 $   24,506  $  18,171
Nonperforming assets                                $   33,601  $  29,147
Nonperforming loans as a percentage of total loans        8.05%      5.57%
Nonperforming assets as a percentage of total
 assets                                                   7.15%      5.72%
Year-to-date net charge-offs                        $      265  $   2,802
Year-to-date net charge-offs as a percentage of
 average loans, annualized                                0.35%      3.47%

SHARE AND PER SHARE DATA
Basic income (loss) per share                       $     0.01  $   (0.01)
Diluted income (loss) per share                     $     0.01  $   (0.01)
Quarterly weighted average shares outstanding            4,776      4,776
Quarterly weighted average diluted shares
 outstanding                                             4,776      4,776
Book value per common share                         $     5.63  $    5.51
Total shares outstanding                                 4,776      4,776

KEY FINANCIAL RATIOS
Annualized earnings (loss) on average common equity        0.8%     (0.6)%
Annualized return on average assets                       0.19%      0.11%
Net interest margin                                       3.99%      4.30%
Efficiency ratio                                          68.4%      75.4%
Loan to Deposit Ratio                                     73.4%      75.5%
Total Risk-Based Capital Ratio                            14.4%      12.4%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com